Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2006 relating to the financial statements of M/I Homes, Inc. and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2005.

/s/Deloitte & Touche LLP
Columbus, Ohio
May 11, 2006